EXHIBIT 10rr(b).

TRAQUEUR S.A.

SHAREHOLDERS AGREEMENT - DECEMBER 15, 2003

By and between the undersigned:

•	Mr. Stéphane Schmoll, residing 16, rue Descartes, 92190 Meudon, married under the legal system in France comprising property acquired after marriage;

•	Mr. Marc Verdet, residing 6, rue de Seine, 75006 Paris, married under the legal system in France comprising property acquired after marriage;

Parties of the first part,

and

•	Mr. Jean-Jacques Schmoll, residing 141, rue de Longchamp, 75116 Paris, married under the marriage settlement comprising all present and future property;

•	Mrs. Jacqueline Schmoll née Veaux, residing 141, rue de Longchamp, 75116 Paris, married under the marriage settlement comprising all present and future property, represented by Jean-Jacques Schmoll;

•	Mrs. Evelyne Schmoll née Milesi, residing 16, rue Descartes, 92190 Meudon, married under the legal system in France comprising property acquired after marriage, represented by Florence Kossoff;

•	Mr. Luc Chambon, residing 17, rue de l’Université, 75007 Paris, married under the legal system in France comprising property acquired after marriage;

•	Mr. Jules Bernard Sussmann, residing 44, route de la Corniche, 74290 Veyrier du Lac, married under the ante-nuptial settlement providing for separate spouses’ estates;

•	Mr. Jean Bousquet, residing 27, rue Saint-Ferdinand – 75017 PARIS, divorced, represented by Florence Kossoff;

•	Colebrook, a limited company with a capital of £ 1,000, whose registered office is located at 30 Herbert Street, Dublin 2, Republic of Ireland, listed in the Dublin Trade and Companies Registry under no. 265396, represented by Stéphane Schmoll;

•	StockVal, a holding company with capital of US$ 30,000, whose registered office is located at Schout Bij Nacht Doormanweg 43, Curaçao, Dutch West Indies, listed in the Curaçao Trade and Companies Registry under no. 47327, represented by ;

•	Mr. Xavier Gérard, residing 21, boulevard Beauséjour, 75116 Paris, married under the legal system in France comprising interest in property acquired after marriage;

•	Mr. Eric Gérard, residing 153, rue de l’Université, 75007 Paris, married under the legal system in France comprising interest in property acquired after marriage, represented by ;

•	Mr. Laurent Gérard, residing La Loriane, 78490 Gros Rouvre, married under the system comprising interest in property acquired after marriage, represented by ;

•	Mr. Laurent Marnier, residing 12, rue Charles Bernard Metzman, 92200 Neuilly-sur-Seine, married under the ante-nuptial settlement providing for separate spouses’ estates, represented by ;

•	Mr. Jacques Gérard, residing 14, rue des Barres, 75004 Paris, married under the marriage settlement comprising all present and future property, represented by ;

•	Mrs. Anne-Marie Gérard née Bouriez, residing 14, rue des Barres, 75004 Paris, married under the marriage settlement comprising all present and future property, represented by ;

•	Mrs. Chantal Lahalle née Gérard, residing 15, rue Nicolas Couston, 78590 Noisy-le-Roi, married under the ante-nuptial settlement providing for separate spouses’ estates, represented by Xavier Gérard;

•	Mr. Edouard Courtial, residing 85, impasse de Ramecourt, 60600 Agnetz, married under married under the system comprising interest in property acquired after marriage, represented by ;

•	Miss Christine Gérard, residing 13, boulevard Beaumarchais, 75004 Paris, of French nationality, born February 7, 1954 at Tulles (19000), single, represented by ;

•	Mr. Jacques de Panisse Passis, residing 184, avenue Victor Hugo, 75116 Paris, of French nationality, born February 4, 1956 in Paris (75015), married to Madame Sylvie Anne de Panisse Passis, née Mortemart, under the ante-nuptial settlement providing for separate spouses’ estates, represented by ;

•	Mr. Yann Houdré, residing 81, avenue de Ternes, 75017 Paris, of French nationality, born June 15, 1963 at Saint-Malo (35), single, represented by Xavier Gérard;

•	CP Long Terme, a civil partnership with a capital of EUR 71,085, whose registered office is located at 4/6 Rond-Point des Champs Elysées, 75008 Paris, listed in the Paris Trade and Companies Registry under no. D 422 383 158, represented by Jean-Jacques Schmoll;

•	Mr. Olivier Chevrillon, residing 15, rue Maître Albert, 75005 Paris, married under the marriage settlement comprising all present and future property, represented by Jean-Jacques Schmoll;

•	Mercure Epargne Longue, an investment company with variable capital, whose registered office is located at 4/6 Rond-Point des Champs Elysées, 75008 Paris, listed in the Paris Trade and Companies Registry under no. 438 848 848, represented by Jean-Jacques Schmoll;

•	Valerap Patrimoine, a civil partnership with a capital of SUR 95, listed in the Paris Trade and Companies Registry under no. 418 102 356 and having its registered office at 3, rue du Canivet, 75006 Paris, represented by Jean-Jacques Schmoll;

•	Indivision Tardy-Joubert, represented by Monsieur Philippe Tardy-Joubert, residing 26, avenue d’Eylau, 75016 Paris, married under married under the legal system in France comprising property acquired after marriage;

•	Mr Roland de Malherbe, residing Le Bungalow des Ourtels, 80660 Pont de l’Arm, married under the ante-nuptial settlement providing for separate spouses’ estates, represented by ;

•	Mr Xavier Vergeade, residing 7, square de l’Hippodrome, 92210 Saint-Cloud, married under married under the legal system in France comprising property acquired after marriage, represented by Stéphane Schmoll;

•	Mr. Fred Ullmo, residing 100, avenue du Président Kennedy, 75116 Paris, divorced, represented by Florence Kossoff;

•	Mrs. Florence Kossoff, residing 10 bis, rue Vieille Forge, 92170 Vanves, single, ;

•	Lixcam Inc., a company whose registered office is c/o Marcuard Cook & Cie, 7, rue des Alpes CP – CH 1211 Geneva, Switzerland, represented by Xavier Gérard;

•	Mr. Hervé Ripault, residing 4, boulevard des Sablons, 92200 Neuilly-sur-Seine, married under the married under the ante-nuptial settlement providing for separate spouses’ estates;

•	Mr. Pierre Dariot, residing 88, avenue du Parc, 91230 Montgeron, married under the legal system in France comprising property acquired after marriage, represented by ;

•	Mr. Philippe de Fontenay, residing 17-19, avenue Perronet, 92200 Neuilly-sur-Seine, married under married under the ante-nuptial settlement providing for separate spouses’ estates, represented by Hervé Ripault;

•	Mr. Arthur de la Grandière, residing 15, rue Raynouard, 75016 Paris, married under the ante-nuptial settlement providing for separate spouses’ estates, represented by Hervé Ripault;

•	Mr. Pierre de Croisset, residing 15, rue Weber, 75116 Paris, single, represented by Hervé Ripault;

•	Mr. Philippe Embiricos, residing Commonwealth House, 1-19, New Oxford Street, London WC1 A1NU, Great Britain, represented by Xavier Gérard;

•	Mr. Gilles Rouchie, residing 145, rue Saint Dominique, 75007 Paris, without an ante-nuptial settlement, married under the legal system in France comprising property acquired after marriage, represented by Hervé Ripault;

•	Mr. Xavier Lépine, residing 158, rue de Grenelle, 75007 Paris, without an ante-nuptial settlement, married under the legal system in France comprising property acquired after marriage, represented by Hervé Ripault;

•	Scorpion Nominees (BVI) Ltd, an international business company whose registered office is c/o Oracle Management, 85, Reid Street, PO Box HM 1008, Hamilton, HMDX, Bermuda, represented by Xavier Gérard;

•	Mr. Neville Cook, residing 8, chemin du Clos, 1291 Commugny, CH 1223, Switzerland, married under married under the ante-nuptial settlement providing for separate spouses’ estates, represented by Jean-Charles Charpentier;

•	Mr. Hugues Lamotte, residing 16, Victoria Road, London W85RD, Great Britain, without an ante-nuptial settlement, married under the legal system in France comprising property acquired after marriage, represented by Xavier Gérard;

•	Charles Durand, residing 5, rue de la Pointe Robert, 95110 Sannois, married under the legal system in France comprising property acquired after marriage, represented by Jules Bernard Sussman;

•	Mr. Charley Hannoun, residing 147, avenue de Malakoff, 75116 Paris, married under the legal system in France comprising property acquired after marriage, represented by Florence Kossoff;

•	Mr. Dominique Fauve, residing 223, avenue Charles de Gaulle, 92200 Neuilly-sur-Seine, married under the legal system in France comprising property acquired after marriage, represented by ;

•	Monsieur Arnold Raicher, residing Dieweg 61 C, 1180 Brussels, Belgium, married under the legal system in France comprising property acquired after marriage, represented by Stéphane Schmoll;

•	Monsieur Hervé Hirt, residing 58, rue du Val d’Or, 92150 Suresnes, married under the legal system in France comprising property acquired after marriage, represented by Florence Kossoff;

•	Project Management Services, limited liability company with a capital of EUR 4,573.47, whose registered office is located at 77-79, avenue Raymond Poincaré, 75116 Paris, listed in the Paris Trade and Companies Registry under no. 389 137 845, represented by Florence Kossoff;

hereinafter, together with the M. Stéphane SCHMOLL and M. Marc VERDET, referred to as the “Group of Founders” or the “Founders”, who hold all class A shares and act collectively but who shall not incur joint or several liability,

Parties of the second part,

•	LoJack Corporation, a company incorporated in the State of Massachusetts, registered under no. (FED ID) 04-2664794, represented by ,

hereinafter referred to as “LoJack”

Party of the third part,

•	EADS Telcom, a French société par actions simplifiée (simplified limited company) with capital of € 29.392.309 whose registered office is located at rue Jean-Pierre Timbaud, 78180 Montigny-le-Bretonneux, listed in the Versailles Trade and Companies Registry under no. 414 848 986, represented by Mr. Remy Blain,

Hereinafter referred to as “EADS”

Party of the fourth part,

•	Tracker Network UK Limited, Otter House, Cowley Business Park, High Street, Cowley Huxbridge, Middlesex, UB8 2AD, Great Britain, duly represented by Stéphane Schmoll,

Party of the fifth part,

The signatories of the third, fourth and fifth parts are hereinafter referred to as the “Group of Industrial Investors” or the “Industrial Investors”, without joint liability between them,

•	Sigefi Ventures Gestion, a société anonyme (limited company) with capital of EUR 240,000, whose registered office is located at 139, rue Vendôme, 69006 Lyons, listed in the Lyons Trade and Companies Registry under the single identification number 420 732 661, acting in the name, on behalf and in its capacity as management company of the venture capital fund FCPR Siparex Ventures 1 and the innovation investment funds FCPI ING (F) Actions Innovation 1, ING (F) Actions Innovation 2 Uni-Innovation 1 and also acting in the name, on behalf and in its capacity as management agent for the unlisted assets of the innovation investment fund FCPI Indocam Innovation I, represented by Mr. Michel Faure, duly authorised for this purpose,

•	Siparex Croissance, a société in commandite par actions (stock partnership) with capital of EUR 67,712,325, whose registered office is located at 139 rue Vendôme, 69006 Lyons, listed in the Lyons Trade and Companies Registry under the single identification number 312 056 641, represented by its manager Sigefi, a société par actions simplifiée (simplified limited company) with a capital of EUR 1,322,704, whose registered office is located at 139 rue Vendôme, 69006 Lyons, listed in the Lyons Trade and Companies Registry under the single identification number 331 595 587, itself represented by Mr. Michel Fauré, duly authorised for this purpose,

•	Siparex Développement, a société in commandite par actions (stock partnership) with capital of EUR 32,818,605, whose registered office is located at 166 rue du Faubourg Saint Honoré, 75008 Paris, and whose sole identification number in the Paris Trade and Companies Registry is 378 213 375, represented by its manager Sigefi, a société par actions simplifiée (simplified limited company) with a capital of EUR 1,322,704, whose registered office is located at 139 rue Vendôme, 69006 Lyons, listed in the Lyons Trade and Companies Registry under the single identification number 331 595 587, itself represented by Mr. Michel Fauré, duly authorised for this purpose;

Parties of the sixth part,

The Signatories of the sixth part are hereinafter collectively referred to as the “Siparex Group” without joint or several liability between them,

•	Crédit Lyonnais Private Equity, a société anonyme (limited company) with an Executive Board and a Supervisory Board, having a capital of EUR 8,000,000, whose registered office is located at 43-47, avenue de la Grande Armée, 75116 Paris, listed in the Paris Trade and Companies Registry under no. 428 711 196,acting in its capacity as management company of FCPR Crédit Lyonnais Capital Développement 1 and of FCPI Crédit Lyonnais Innovation, represented by Mr. Roland Derrien,

Party of the seventh part,

•	BNP Paribas Développement, a société par actions simplifiée (simplified limited company) with a capital of EUR 68,000,000, whose registered office is located 20, rue Chauchat, 75009 Paris, listed in the Paris Trade and Companies Registry under no. 348 540 592, represented by Mr. Denis Bougnoux,

Party of the eighth part,

•	Viveris Management, a société par actions simplifiée (simplified limited company) with capital of EUR 168,700, whose registered office is located 6, allée Turcat Méry, 13008 Marseilles, listed at the Marseilles Trade and Companies Registry under no. 432 544 773, represented by either Elisabeth Bertelli or Marc Villecroze-Abdelouhab, acting in the name, on behalf and in its capacity as management company of the innovation investment fund Innoveris Compartiment 1 and Innoveris 3,

Party of the ninth part,

•	INNOVEN PARTENAIRES, a société anonyme (limited company) with an executive board and a supervisory board, with a capital of EUR 300,000 euros, whose registered office is located at 10 rue de la Paix, 75002 Paris, listed in the Paris Trade and Companies Registry under no. 418 248 019 R.C.S., represented by M. Thomas Balland, duly empowered for the purposes of the present, acting on behalf and in its capacity as management company of the investment funds Innoven 2000 FCPI N° 4, Innoven 2001 FCPI N° 5, Innoven 2002 FCPI N°6, FCPI Poste Innovation, FCPI Poste Innovation 2 and FCPI Poste Innovation 3,

Hereinafter referred to as « Innoven »

Party of the tenth part,

•	A PLUS FINANCE, a société anonyme (limited company) with a capital of EUR 72,000 whose registered office is located at 5, rue de Castiglione, 75001 Paris, listed in the Paris Trade and Companies Registry under no. 420 400 699, represented by M. Niels Court-Payen, acting on behalf and in its capacity as management company of the investment funds A PLUS INNOVATION FCPI and A PLUS INNOVATION 2 FCPI,

Hereinafter referred to as « A Plus »

Party of the eleventh part,

The signatories of the sixth to the eleventh parts are hereinafter referred to as the “Group of Financial Investors” or the “Financial Investors” without joint or several liability between them,

The signatories of the third to the eleventh parts, which hold all class B, C and D shares, are hereinafter collectively referred to as the “Group of Investors” or the “Investors”, without joint or several liability between them,

The signatories of the first to eleventh parts being hereinafter referred to jointly as the “Signatories”.

THE FOLLOWING PARTY ALSO INTERVENES IN THIS AGREEMENT

•	Traqueur, a société anonyme (limited company) with capital of EUR 1,175,130, whose registered office is located at 17, Place de la Résistance, 92130 Issy Les Moulineaux, listed in the Nanterre Trade and Companies Registry under the single identification no. 412 027 492, represented by Marc Verdet, chairman of the Management Board, hereinafter referred to as “Traqueur” or the “Company”.

RECITALS:

The Company is the French Licensee of the American group LoJack, world leader of an electronic system designed to track stolen vehicles rapidly. LoJack granted this License on 1st September 1997 (a copy of this License agreement amended by an amendment dated December 15th 2003 (hereinafter referred to as the “License Agreement”) can be found in Appendix A).

The Company was incorporated in 1997 and since, has carried out three fund raisings in November 2001, February 2003 and July 2003.

In order to allow the Company to continue its development and to finance different projects under development such as:

•	marketing the markers to be installed in the vehicles to be protected;

•	marketing, in the form of annual subscriptions, a remote police-operated monitoring, location and warning service to recover stolen vehicles;

•	carrying out marketing actions and establishing partnerships designed to facilitate the growth of the Company’s business.

The supervisory board of the Company has approached the Signatories which were part of the precedent fund raising and also Innoven and A Plus.

The Company has issued for the benefit of some of the Signatories (including Innoven and A Plus):

•	29.520 D preferred Shares of € 15.00 nominal value at a subscription price of € 86.72 per share, for a global amount of € 2,559,974.40, premium comprised, to each share being attached a share warrant;

•	44.280 convertible bonds, each bond being convertible in D preferred share with a share warrant attached to it, at a subscription price of € 86.72 per convertible bond and for a global amount of € 3,839,961.60, hereafter referred to as the “Operation”.

Prior to the completion of the Operation, on December 15, 2003, the share capital of the Company was divided as follows (the « fully diluted » column being calculated (i) after the exercise of the 2.378 share warrants issued on November 1999 at an exercise price of € 152 and expiring on November 2004 (ii) after the transfer to the Company for purpose of cancellation of 353 shares warrants issued on October 2001, expiring on October 2006 at an exercise price of € 455 and (iii) after the waiver to their rights by the beneficiaries of the 780 special stock-options, called “BSPCE”, issued on October 2001, expiring on October 2006 at an exercise price of € 455) :

Shareholders	Number of shares	Stake holding %	Number of shares (« fully diluted »)	Stake holding % (« fully diluted »)
J-Jacques et Stéphane Schmoll	4.365	5,57%	5.302	6,57%
Autres	25.493	32,54%	26.734	33,12%
Total Group of Founders	29.858	38,11%	32.036	39,69%
LoJack Corp..	13.361	17,05%	13.361	16,55%
EADS	4.230	5,40%	4.430	5,49%
Tracker Network UK	0	0,00%	0	0,00%
Total Group of Industrials	17.591	22,45%	17.791	22,04%
Crédit Lyonnais AM	7.922	10,11%	7.922	9,81%
BNP Paribas Dév.	1.785	2,28%	1.785	2,21%
Groupe Siparex	13.936	17,79%	13.936	17,26%
Innoveris	7.250	9,25%	7.250	8,98%
Total Group of Investors	30.893	39,43%	30.893	38,27%
TOTAL	78.342	100,00%	80.720	100,00%

After the completion of the Operation and the entrance to the capital of Innoven and A Plus, the share capital of the Company is divided as follows (the « fully diluted » column being calculated (i) after the exercise of the 2.378 share warrants issued on November 1999 at an exercise price of € 152 and (ii) after the exercise of a new portion of 12,000 share warrants/special stock-options/normal stock-options which issuance has been authorized by the December 15th general meeting of the shareholders in favor of managers of the Company or qualified persons cooperating with the Company and (iii) prior to the conversion of the CB.

Shareholders	Number of shares	Stake holding %	Number of shares (« fully diluted »)	Stake holding % (« fully diluted »)
Stéphane Schmoll
Marc Verdet	0	0,00%	0	0,00%
Autres	25.493		26.734
Total Group of Founders	29.858		32.036
LoJack Corp
EADS	4.230		4.430
Tracker Network UK	0		0
Total Group of Industrials	17.591		17.791
Crédit Lyonnais AM	7.922		7.922
BNP Paribas Dév.	1.785		1.785
Groupe Siparex			13.936
Innoveris	7.250		7.250
Innoven
A Plus
Total Group of Investors	30.893		30.893
New stock-option plan
TOTAL	78.342	100,00%	80.720	100,00%

The Signatories have unanimously decided to terminate the November 26th 2001 shareholders agreement as amended by the November 27th 2001 amendment and all other agreements existing between them excepted for the memorandum of understanding entered into between certain holders of class A shares.

The New Investors has decided to participate to the Operation after the presentation and on the basis of the Company development project (the “Business Plan”) a copy of which appears in Appendix B attached hereto. The Business has been elaborated by the Company and shall be executed under their control with a 3 years liquidity objective (by selling of listing of the Company) as from January 1st 2004.

Mr. Stéphane SCHMOLL and Mr. Marc VERDET recognized that the investment of the New Investors, their number of shares and voting rights are directly linked to the participation of Mr. Stéphane SCHMOLL and

Mr. Marc VERDET in the capital of the Company and in their implication in the management and also the expansion of the Business Plan and the composition of the share capital and the management bodies of the Company.

DECISIVE ELEMENTS OF THE OPERATION:

The New Investors have agreed to offer their contribution in consideration of the following decisive elements:

1. The stated intention of Mr. Stéphane SCHMOLL and Mr. Marc VERDET to pursue ambitious growth and to make the Company a leading national seller of systems for tracing stolen vehicles.

2. Mr. Stéphane SCHMOLL and Mr. Marc VERDET’s actual presence in the management team of the Company and their undertaking to devote their professional activity exclusively to the expansion of the Company and its subsidiaries.

3. Existence of the License Agreement between LoJack and Traqueur providing for the right to market the Traqueur system for tracing stolen vehicles in France.

4. Agreement of the Group of Founders to let the Investors contribute actively to the expansion of the Company and any companies under its control and to grant them a pre-emptive right over new investors to make future financial contributions to the Company or its existing or future subsidiaries.

NOW THEREFORE IT HAS BEEN AGREED AS FOLLOWS:

ARTICLE 1 - PURPOSE

The purpose of the Agreement is to set out:

•	the conditions on which the reciprocal pre-emptive right may be exercised by each Signatory in the event of Assignment of Transferable Securities belonging to other Signatories;

•	the terms and conditions governing the right of withdrawal of the Investors, in the case of Assignment of Control or non-compliance by Mr. Stéphane SCHMOLL and Mr. Marc VERDET of their undertaking to preserve the decisive elements on which the Investors have based their investment.

ARTICLE 2 – DEFINITIONS

The capitalized words in the body of the text are defined as follows:

PF	Means the 29.520 D preferred shares issues by the December 15th 2003 general shareholders meeting or resulting from the exercised of (i) the conversion of the CB or (ii) the exercised of the Ratchet Warrants

Shareholder(s)	Means one or more shareholders of the Company.

Shares	Means the shares issued or to be further issued by the Company with a nominal value of € 15 per share.

Activity	Means the Company’s activity, i.e. expanding sales on the French market of the LoJack system for locating stolen vehicles.

Ratchet Warrants	Means the Warrants attached (i) to the PF issued during the Extraordinary General Assembly dated 15 December 2003 and (ii) the CB.

Diluted Capital	Means the amount of the Company’s capital after exercise or conversion of all rights and transferable securities entitling their holder, immediately or in the future, to shares in the Company (except all the warrants, specific stock-options or stock-options), on the understanding that, to determine the amount of the Diluted Capital as long as the CB have not been converted or redeemed, the CB shall be deemed convertible at a ratio of 1.667 share per CB.

Change in Control

Means:

1) either any Assignment giving rise to direct or indirect holding, immediate or deferred, by a sole Shareholder, by several Shareholders under Common Control or by one or several Third Parties acting along or together as defined under Article L.233-10 of the French Commercial Code, of more than 50% of the Company’s capital or voting rights;

If majority holding is not immediate, the crossing of this threshold is calculated taking into account the potential dilution which could result from the exercise of all rights contained in the Assignment Plan and entitling, through conversion, subscription rights, exchange or otherwise to a share in the Company’s capital, or to rights or results. Excluded from this calculation are equity warrants (whether autonomous or part of compound securities), which allow subscription to Shares held by them, but whose conditions for exercise are not fulfilled at the date of the calculation.

2) or else the crossing by an Investor or the threshold of 33.33% of the Company’s capital and voting rights by an Investor (other than through conversion of OCABSA bonds (bonds convertible or exchangeable into new shares).

Control (noun)	Means the direct or indirect control, in the meaning of articles L 233-3 of the French Commercial Code. Two business entities are considered to be under common control (“Common Control”) when one of them controls the other, or both are subject to the direct or indirect Control of the same individual or legal entity or of a same group of individuals or legal entities acting together).

Control, to (verb)	Means exercising or holding Control.

Property Rights	Mean the elements and intellectual property rights held by the Company, inter alia the License for the LoJack system, own patents, manufacturing and industrialization knowledge and know-how, and software.

Manager of the Agreement	Means the natural or legal person appointed irrevocably by the Signatories as their representative, for themselves and their assigns, and charged, in their common interest, with receiving and forwarding all transfer orders, giving all instructions to the institution keeping the account and, in general, watching over the correct performance of the Agreement and making all arrangements that are useful or necessary for this purpose.

Siparex Group	Means, collectively, Siparex Associés, Sigefi, Sigefi Ventures Gestion, Siparex Développement, and Siparex Croissance, and any company Controlled by one of these five companies and any fonds commun de placement (mutual fund) whose assets are managed by one of these five companies or by a company Controlled by one of these five companies.

D Investors	PF holders.

Days	Means the unit used to calculate times in the meaning of the Agreement, which corresponds to a calendar day. One day in months other than July and August is calculated as one Day. One day in July and August is calculated as half a Day. All times are based on full days and are calculated from the moment of receipt of notification (based on the postal stamp).

LoJack License	Means the License granted September 1, 1997 (amended by amendment no. 1 of November 6, 2001 and by amendment no. 2 of December 15, 2003) by LoJack to the Company and dealing with the system designed to trace stolen vehicles.

New Investors	Means together Innoven and A Plus.

OCABSA Bonds	Means the 44,280 bonds convertible into Priority “D” Shares with attached Ratchet Warrants, the issue of which was decided by the general meeting of December 15, 2003.

Agreement	Means this Shareholders agreement.

Interest	Means the percentage representing, at the time of the calculation, the number of Shares and OCABSA Bonds (bonds convertible or exchangeable into new shares) held by a Shareholder, compared to the total number of Shares or OCABSA Bonds issued by the Company, without taking into account Transferable Securities other than the Shares and the OCABSA Bonds, given that each OCABSA Bonds is supposed to enable, further the conversion, the possession of 1,667 Company shares

Minimum Qualified Interest

Means the Interest resulting from the addition of the interests of the Parties accepting the Offer to Buy 100% (as set out in Article 5.1.2 below):

(i)     exceeds sixty seven percents (67%) of the Transferable Securities constituting, or of the Transferable Securities (excluding the Ratchet Warrants), and

(ii)    provided that (if the Offer to Buy 100% is proposed before December 15, 2008) this 67% comprises the Shares held by Innoven, otherwise the Minimum Qualified Interest will be considered null and void,

(iii)  however, the precedent set forth by paragraph (ii) does not apply in case the Offer to Buy 100% grants to the D Investors an yearly internal rate of return of 50%.

For the purposes of the present definition, in the event that a Shareholder transfers OCABSA Bonds together with its Shares in the course of the Offer to Buy 100%, these OCABSA Bonds will be taken into account for the calculation of the Minimum Qualified Interest described above and each transferred OCABSA Bond will be presumed to be equal to 1,667 Priority Shares.

Representative of the Group of Founders	Means one of the members of the Group of Founders in charge, in the common interest of the members of this group, of representing it and notably to receive and forward all notifications.

Signatory / Party	Means any of the original signatories of the Agreement and any party who accepts the Agreement.

COMPANY	Means Traqueur.

Third Party	Means any person or entity not a Signatory of the Agreement

Assignment	Means any transaction, whether or not for a consideration, resulting in transfer of full ownership, the legal ownership or the beneficial ownership of Transferable Securities, including but not limited to conveyances, exchanges (including in the case of a merger or spin-off), contributions to a company, donations, partitions of communal estates or successions, allocations and auctions.

Transferable Security

Means:

•      any security representing a share in the capital issued or to be issued by the Company or a voting right in the Company, or entitling its beneficiary, immediately or subsequently, by conversion, exchange, redemption, presentation of a warrant or in any other way, to the allotment of a security representing a share in the capital issued by the Company or a voting right in the Company,

•      any warrant or right entitling its beneficiary to the subscription or allotment of a Transferable Security as defined herein,

and, more generally, any security referred to in chapter VIII, Title II, Book II of the new French Commercial Code.

ARTICLE 3 – PRE-EMPTIVE RIGHT IN THE CASE OF ASSIGNMENT OF TRANSFERABLE SECURITIES

Each of the Signatories grants the other Signatories, on the terms of Section 3-2 and subject to the exceptions provided for in Section 3-1, without prejudice to the provisions in Articles 3bis and 4, a pre-emptive right in the event that he becomes the beneficiary of an offer to buy his Transferable Securities which he would be willing to accept (hereinafter referred to as the “Assignment Plan”).

The Benefit of the pre-emptive right is subject to the holding by a Signatory (other than an Investor) willing to raise or benefit of this right of a number of Shares representing 1.5% of the Share capital and the voting rights of the Company.

3-1 Case in which Assignment of Transferable Securities is free

The pre-emptive right stipulated in this article shall not apply to any Assignment of Transferable Securities:

•	between members of the Group of Founders, subject to the provisions in Article 4, on the understanding that any Assignment of Transferable Securities between members of the Group of Founders shall be subject to a pre-emptive right in favor of Mr. Stéphane SCHMOLL and Jean-Jacques SCHMOLL only with the entitlement to substitution in favor of any shareholder in the Group of Founders, in accordance with the principles of Article 3.2 below,

•	by a member of the Group of Financial Investors to a SICAV (unit trust)or fonds commun de placement (mutual fund) governed by the Monetary and Financial Code which it directs or manages or which is managed by the same company, in which case such SICAV or FCP shall automatically be subject to the commitments resulting from the Agreement,

•	by a member of the Group of Financial Investors to a company by which it is Controlled, a company which it Controls or a company under the same Control,

•	by a member of the Group of Financial Investors organized under the form of an investment fund which is Shareholder, to the benefit of its members in case if dissolution;

•	by a company or fund of the Siparex Group to another company or fund of the Siparex Group,

•	by a fund managed by Crédit Lyonnais Private Equity for the benefit of companies or other investment funds managed by Crédit Lyonnais Private Equity or by management companies Controlled by it or by which it is Controlled and, more generally, to companies or investment funds Controlled or managed by a structure of the group to which Crédit Lyonnais Private Equity belongs or by a structure of the group of shareholders Controlling the latter,

•	by a member of the Group of Industrial Investors to a company by which it is Controlled, a company which it Controls or a company under the same Control, subject to prior permission from the Supervisory Board, which may not be withheld without valid grounds,

•	between CP Long Terme and (i) a company by which it is Controlled, a company which it Controls or a company under the same Control or (ii) a company which is directly or indirectly controlled, jointly or independently, by Mr. Cyrille Chevrillon, Ms. Nathalie Bovar and Mr. Nicolas Trabouta,

•	by FCPI Innoveris in favor of a company or other funds managed by Vivéris Management, or a company which controls it or which it controls and, more generally, to companies or funds controlled or managed by the Caisse d’Epargne group,

•	by LoJack to the benefit of:

(i)	a company by which it is Controlled, a Company which it Controls or a company under the same Control subject to prior permission from the Supervisory Board, which may not be withheld without valid grounds,

OR

(ii)	to a Third Party, provided that:

(a)	this Assignment occurs within the context of completing the assignment of all or substantially all of the assets and liabilities of LoJack Corporation including the patents which are covered by the License Agreement, together with all other intellectual or industrial property which may further be insert in the scope of the License Agreement;

(b)	the Assignment is made to the benefit of a sole assignee;

(c)	this Assignment shall not terminate or amend the terms and conditions of the License Agreement, and

(d)	LoJack notifies to the Chairman of the Management Board, prior to completing the contemplated Assignment, the documents showing that the requirements set out in Sections (ii) (a) to (ii) (c) above have been satisfied.

For the purposes of Section (ii)(a) above, “substantially” shall mean that (i) at least 90% of the balance sheet net value of the assets and liabilities have been assigned within the context of that deal, and that (ii) the assets and liabilities not assigned are neither critical to the business of LoJack nor in contradiction with the conditions set out in Sections (ii)(a) to (ii)(c).

•	carried out in application of the provisions in Article 6 below.

However, any Assignment Plan referred to in this article shall be reported ex-post on the conditions stipulated in Section 3-2-1 below.

3-2 Organization of pre-emptive right

3-2-1 Notification of Assignment Plan

Any Assignment Plan for Transferable Securities held by a Signatory shall be reported to the other Signatories (or to their representative), with mention of:

•	the number and nature of the Transferable Securities whose Assignment is planned,

•	the last name, first name and domicile, or the company name and registered office of each beneficiary of the Assignment and, in the case of a legal entity, the company name and the registered office or the name and address of the legal entities or individuals by whom it is controlled, if any,

•	the price or value determined for the transaction,

•	the terms of payment of the price and all other terms of the transaction, including, in the case of payment in kind, the number, nature and valuation of the assets given in exchange,

•	the amount in the assignor’s current account on the Company’s books at the notification date.

This notification shall be accompanied by a duly certified copy of the buyer’s purchase agreement, which shall expressly mention the offered price and the buyer’s undertaking to comply with the Agreement.

Any incomplete notification shall be considered void.

3-2-2 Terms of exercise of pre-emptive right

If the Assignment Plan does not fall within the sphere of Section 3-1 above, the undersigned, as stipulated below, shall enjoy a pre-emptive right with the following priority:

a)	In the case of Assignment by a member of the Group of Founders:

•	with first priority, each member of the Group of Founders other than the Assignor,

•	with secondary priority, each Investor.

b) In the case of Assignment by a member of the Group of Investors:

•	with first priority, each Investor other than the Assignor,

•	with secondary priority, each Founder.

Each beneficiary of the pre-emptive right, as defined above, shall have forty-five (45) Days to give notice whether he intends to exercise his pre-emptive right.

If no notice is received during this period, the Assignment may take place on the announced terms.

If one or more of the beneficiaries of the pre-emptive right give notice of their intention to use their pre-emptive right, said right may only be exercised if their aggregate requests cover all Transferable Securities whose Assignment is planned.

In this case, the Assignment of the Transferable Securities shall take place in favor of the parties exercising their pre-emptive right in the priority stipulated in the first paragraph above and in the following proportions.

Pre-emption requests shall be filled in the following sequence and within the following limits:

a)	First, requests from beneficiaries of the pre-emptive right with first priority in proportion to their primary rights as existing shareholders. This right shall be exercised in proportion to the number of Shares held by each party exercising his pre-emptive right with first priority compared with the total number of Shares held by all parties exercising their pre-emptive right with first priority.

Then, if not all Transferable Securities whose Assignment is planned are pre-empted by exercise of their primary rights and if the pre-emption request of a party exercising his pre-emptive right with first priority is not entirely satisfied, up to the amount of his request, in proportion to his subsidiary right. This right shall be exercised in proportion to the number of Shares held by him compared with the total number of Shares held by all parties exercising their pre-emptive right with first priority whose pre-emption request was not entirely satisfied by exercise of their primary rights, and so on; any remaining share fraction shall be allocated to the party with the highest average.

b)	Finally, if the Transferable Securities whose Assignment is planned are not all pre-empted by the exercise of the rights stipulated in Section a) above, requests from beneficiary of the subsidiary pre-emptive right shall be served in proportion to their primary right and subsequently their subsidiary right.

It is moreover specified that the number of Shares belonging to a party exercising his pre-emptive right shall be determined on the basis of the Shares, regardless of their class, held by him on the day of the notification, as well as the shares, regardless of their class, created subsequently as part of the Transferable Securities owned by him on this date (excepting the Ratchet Warrants), given that for purpose of calculation, each OCABSA Bonds will be considered to enable, by conversion, the possession of 1,667 Company Shares.

Notification of the exercise of this right shall confirm the sale to the parties exercising their pre-emptive right at a price equal to the price proposed by the interested Third Party or the price based on the terms of the contemplated Assignment. However, in the event that the price proposed by the interested Third Party is not paid in cash and that the beneficiaries of the pre-emptive right do not agree on the proposed price, the price shall be determined by an expert on the terms set out in Article 10-3 below. The transfer orders and all other necessary documents shall be delivered to the assignees within thirty (30) Days of notification or within thirty (30) Days of delivery of the expert’s report, as applicable.

Moreover, those signatories who have exercised their pre-emptive right shall be obliged to acquire the assignor’s current accounts, each in proportion to the number of Transferable Securities acquired by exercising his pre-emptive right. If the pre-emptive right is limited to a part of the Shares held by the assignor (in the event that the latter assigns only part of its Shares), the signatories who have exercised their pre-emptive right shall only be obliged to acquire the assignor’s current accounts in proportion to the number of Shares acquired compared with the assignor’s total number of Shares, it being understood that the pre-emptive right may be validly exercised only if the signatories having exercised their pre-emptive right acquire the totality of the current account to be assigned at the same time as the Shares.

3-3 Restrictions on pledging of Transferable Securities

To allow the Signatories to exercise their pre-emptive right in the event that a secured creditor exercises his pledge, each of the Signatories whose Transferable Securities are pledged, shall first arrange for the creditor:

•	to waive judicial assignment of the pledged Transferable Securities in his favor,

•	and, if he demands an auction of these securities, to include, in the auction specifications, a clause allowing the beneficiaries of the pre-emptive right to substitute themselves for the winning bidder during a period of fourteen (14) Days from the auction date.

These restrictions on the rights of a secured creditor shall be mentioned in the Shareholders’ accounts.

ARTICLE 3A – JOINT AND PROPORTIONAL RIGHT OF ASSIGNMENT

Without prejudice to the stipulations in Articles 3 and 4 regarding the pre-emptive right and the withdrawal right of the Investors, particularly in the event of the free assignment provided for in Article 3.1, the Signatories shall not assign all or part of their Transferable Securities to a Third Party purchaser without first offering to D Investors sell to a number of Transferable Securities held by them, at the same price, calculated on the basis of the following formula:

N = N’ x A/B

Where	N = Number of Transferable Securities in the Company that may be sold by each D Investor.

N’ = Total number of Transferable Securities in the Company that the Signatory(ies) intend to sell.

A = Total number of Transferable Securities resulting from the Interest of the D Investor having exercised their joint and proportional right to sell.

B = Total number of Transferable Securities belonging to the assignor Signatory(ies) and to the D Investors having exercising their joint right to sell.

N shall be rounded off to the nearest whole number.

Consequently, before selling Transferable Securities, the Assignor shall inform each D Investor by registered letter with proof of delivery, of the number of Transferable Securities it intends to sell, the price, the sales terms and buyer’s name, in pursuant to Article 3-2-1.

The D Investor shall have forty-five (45) Days from receipt of the above-mentioned notification to announce, by recorded letter with advice of delivery to the Assignor, whether or not they intend to sell the Transferable Securities in the same proportion as the Assignor. It shall be incumbent on the Assignor to arrange for its buyer to purchase in this proportion the Transferable Securities held by the D Investor having exercised their joint and proportional right to sell.

In the event that the Signatories sell Transferable Securities in violation of the provisions in this article, these Signatories shall be jointly and severally responsible for acquiring the Transferable Securities the D Investors would have been entitled and wished to assign pursuant the above provisions.

It is expressly specified that, in the event that the sale of the Transferable Securities leads or may lead to a Change in Control, the provisions of Article 4 relating to the right of withdrawal in the event of Change in Control shall apply.

ARTICLE 4 – CHANGE IN CONTROL OF THE COMPANY

4-1 Right of withdrawal in the event that Control of the Company is assumed by a Third Party or a Shareholder further to Assignment of Transferable Securities

Each Signatory undertakes not to Assign Transferable Securities, whether alone or together with other Signatories, if this would or could Transfer Control of the Company in one or more steps to a Third Party or to a Shareholder (hereinafter referred to as the “Buyer”) without permitting the other Signatories to withdraw from the Company.

For the purpose of determining Assignment of Control of the Company, the following shall be taken into account:

first, the Transferable Securities held or to be held by the Buyer, any company which it Controls, by which it is Controlled or which is Controlled by the same company as the Buyer and by any person acting in concert with the Buyer in the meaning of Article L 233-10 of the French Commercial Code, and

Shares and shares issued, immediately or in the future, by virtue of the Transferable Securities issued.

4-1-1 Notification of Assignment Plan

Consequently, any Signatory, acting alone or jointly with other Signatories, who contemplates the Assignment of Transferable Securities on the above terms shall notify the other Signatories (hereinafter referred to as the “Beneficiaries”) on the terms stipulated in Section 3-2-1.

This notification shall be accompanied by a duly certified copy of the interested Third Party’s purchase agreement, which shall expressly mention the offered price as well as the terms and conditions of the offer.

4-1-2 Exercise of the pre-emptive right or the withdrawal right

Each Beneficiary shall have forty-five (45) Days to inform the other Signatories wishing to proceed, alone or jointly, with the other Signatories (hereinafter referred to as the “Assignor”) with an Assignment of Transferable Securities in the Company, of its intention:

•	to exercise its pre-emptive right on the terms of Section 3-2-2 above,

•	or to withdraw from the Company.

If no notification is received during this period, the Assignment Plan may be carried out on the terms reported to the Beneficiaries.

In the event that one or more Investors announce their intention to withdraw from the Company, the Assignor shall acquire or arrange the acquisition of all Transferable Securities and held by the Beneficiaries at a price equal to the price proposed by the interested Third Party (notwithstanding the provisions of Article 5.2) or a price based on the terms of the contemplated Assignment, excluding any asset/liability guarantee, subject to the terms of Article 11 below.

The transfer orders and all other necessary documents shall be delivered to the assignees within thirty (30) Days from the notification.

In the event that, during the twelve (12) months preceding the Change in Control, the Assignor have sold Transferable Securities to the interested Third Party (or to any company which it Controls, by which it is Controlled or which is Controlled by the same company as the company Controlling the interested Third Party) at a higher price than asked for the Assignment resulting in a Change in Control, the sales price of the Transferable Securities belonging to Beneficiaries who have exercised their withdrawal right shall be equal to the sale price, weighted by the number of Transferable Securities sold, of all Transferable Securities assigned in connection with the Change in Control and those assigned during the previous twelve (12) months by the Assignors, as explained above.

Moreover, in the event that, within nine (9) months after the date of the Assignment resulting in a Change in Control, the Assignor were to assign Transferable Securities to the same interested Third Party (or to any company which it Controls, by which it is Controlled or which is Controlled by the same company as the company Controlling the interested Third Party) at a higher price than that paid to the Beneficiaries who have exercised their withdrawal right, they shall be entitled to a price complement (provided that there is unequal division of the sales price as set out in Article 5.2) equal to the weighted sale price of the sales made by the Assignors on the above conditions and the price paid as part of the exercise of their withdrawal right.

Consequently, the Assignors undertake to supply the Beneficiaries with all information necessary for the execution of this paragraph. The price complement shall be paid within fifteen (15) Days from completion of the sales creating a right to a price complement.

4-2 Non-completion of the planned transaction

If, even though the Beneficiaries have not exercised or have waived exercise of their pre-emptive right or their withdrawal right, the planned Assignment is not completed within six (6) months from the notification stipulated in Sections 4-1-1 or 4-2-1, the notification procedure shall be repeated on the same terms.

ARTICLE 5 – OFFER TO PURCHASE THE ENTIRE CAPITAL

5-1 Sales agreement:

5.1.1 Authorization to sell

As from the day following the general meeting of the shareholders approving the financial statement for the fiscal year ending December 31st 2005 and as long as Innoven holds Transferable Securities, Innoven will be entitled to grant an exclusive authorization to sell (hereinafter referred to as the “Authorization”) to an internationally reputed merchant bank in order to find a Third Party acquirer for all the Transferable Securities issued by the Company.

5.1.2 Drag-along

(a) Any Signatory informed of an irrevocable offer to purchase the entire capital and voting rights of the Company or an offer received by the Company or Innoven in the context of the Authorization (hereinafter referred to as the “Offer to Buy 100%”) shall notify the other Signatories under the terms of section 3-2-1 and attach to this notification a duly certified copy of the offer made by the prospective Buyer.

Each Signatory shall have fifteen (15) Days to accept this Offer to Buy 100% by notifying all Signatories or at a meeting called at the initiative of the first party to act, to which all Signatories shall be invited. Each Signatory may appoint a representative for this meeting, which shall be recorded in minutes drafted and signed by the attending Signatories or their representatives.

(b) If the Offer to Buy 100% is accepted by Signatories who together hold Transferable Securities representing a Minimum Qualified Interest, this percentage shall imperatively include the Shares held by Innoven, each Signatory shall sell the offeror all its Transferable Securities on the terms proposed in the Offer to Buy 100%, subject to the provisions in Section 5.1.2 and in Article 11 below.

In the event that the failure to perform this obligation leads to the lapsing of the Offer to Buy 100%, the defaulting Signatories shall be jointly and severally bound to acquire or cause to be acquired, all the Transferable Securities held by the Signatories having accepted this Offer to Buy 100%, on the basis of the latters’ terms.

(c) Nevertheless, the event that the Offer to Buy 100% is accepted according to the above terms and conditions, only those Industrial Investors which did not accept the Offer to Buy 100% shall be entitled to exercise their pre-emptive right, as provided for in Article 3 above, subject to notifying all the Signatories within 8 days of accepting the Offer to Buy 100%. In the event of the exercising of the pre-emptive right, the Industrial Investors shall be bound to acquire all the Transferable Securities belonging to the Signatories having accepted the Offer to Buy 100%, on the latters’ terms, subject to the provisions of Section 5-2 which shall apply. Should the Industrial Investors fail to notify their decision to exercise their pre-emptive right within the 8-day period set out above, they shall be bound to sell all their Transferable Securities according to the terms provided for in the previous paragraph.

5-2 Unequal division of the sales price:

5.2.1 For purpose of application of Article 5-2, in the event a Shareholder transfers OCABSA Bonds together with its Shares in the course of the Offer to Buy 100%, these OCABSA Bonds will be taken into account for the calculation of the sales price described below and each transferred OCABSA Bond will be supposed to be transferred (i) at a price equal to 1,667 times the price applied for a Priority Shares transfer, so long as the conversion rate of the OCABSA Bonds has not been set according to the terms and conditions defined at the general meeting of December 15, 2003, or (ii) as soon as such conversion rate shall be set, at the price determined by this rate.

5.2.2 In the event of a sale of part or all of the Company’s capital including the sale of PF, for whatever reason (the “Sale”), the global price of the Sale to be paid to the selling Shareholders (the “Sales Price”) shall first involve an equal distribution among all sold Shares up to their par value.

The balance of the Sales Price after this distribution shall then be allocated as follows:

(i)	first of all, to each sold PF, up to the share premium paid at its subscription, in proportion to the amount of that share premium;

(ii)	second, without prejudice of the price paid by application of section (i) here before, the balance of the Sales Price, will be divided between the holders of Priority Shares involved in the considered transfer amounting to €150, for each A, B, C, D Shares transferred by each holder of Priority Shared, and in the case where the balance of the Sales Price to be divided by application of the present section, would not enable the payment of this additional price of €150 per share, this balance of the Sales price, further to the application of (i), will be divided to the benefit of each holder of Priority Share, pro rata of the number of shares transferred by the latter (whatever A, B, C, D Shares are concerned) in light of the total number of A, B, C, D Shares transferred by the Priority Shares holders involved in the considered transfer;

(iii)	finally, the balance of the Sales Price, if any, shall be equally distributed among all Shares sold.

5.2.3 (a)Similarly, in the event of a partial or total capital subscription by the Company including contribution of PF, even in the event of the absorption of the Company in a merger (the “Merger”), the shares issued (the “New Shares”) by the absorbing company in exchange for the Shares held by the selling Shareholders shall first be distributed in exchange for the par value of the Shares contributed.

(b) The balance of the New Shares after this distribution shall then be allocated in compliance with the principles set out in Section 5.2.2 above

(c) The determination of the price of a New Share and of a PF within the Merger, must, prior to the approval of the merger treaty by the Executive Board, have been approved by the majority of the Shareholders holding PF. In all cases where, for any reason, this price is subject to disagreement among the Shareholders, the price shall be set by an expert appointed by an ordinance by the President of the Commercial Court ruling in a summary proceeding for urgent matters, with no possibility of appeal, in compliance with Article 1843-4 of the French Civil Code.

(d) The Shareholders agree, and the Company accepts and agrees, that the merger treaty relating to the Merger may only be approved by the Executive Board and signed by the Company’s Chairman if it contains all necessary provisions for the implementation and strict application of the provisions of the present Article. All measures must accordingly be taken and approved by vote by the Shareholders to that end.

However, in the event that, resulting from the Merger, the application of principles provided by Section 5.2.2 would become impossible, the Parties commit to implement all the necessary means, to get a result of priority allotment similar in compliance with principles provided by Section 5.2.2 here before.

ARTICLE 6 – MAINTENANCE OF INVESTORS’ RIGHTS ON SHAREHOLDERS’ EQUITY

6-1 Issues / New distribution of warrants and bonds

Any allotment of specific stock-options and, more generally, of all warrants (including equity warrants) or stock options granted to employees or directors of the Company who are not Shareholders, and more generally to third parties, shall be subject to the beneficiary’s adhesion to the Shareholder Agreement.

The Shareholders’ General Meeting of December 15, 2003 authorized the Executive Board to issue a maximum amount of 12,000 specific stock-options and/or equity warrants and/or Stock Options in order to set up a new profit-sharing system within the Company to replace the formerly existing systems. Consequently, the Executive Board agrees to allocate these specific stock-options and/or equity warrants and/or Stock Options only in replacement of the specific stock-options issued [i] and after or at the same time as the finalization of the sale to the Company and the ensuing cancellation of the [ii] equity warrants issued.

6-2 Maintaining Investors’ Equity

At each new issue of Transferable Securities, whether or not a private offering, the Investors shall have the right to maintain their participation at the same level as before the issue.

Consequently, the Chairman of the Company’s Executive Board agrees, in the event of an issue giving access, immediately or on maturity, to a quota of the Company’s capital (excepting stock options or the purchase of Shares and specific stock-options reserved for the Company’s employees and directors), that each Investor be allowed to maintain the same level of Participation as previously, at the same conditions (notably with respect to the price) as offered to other subscribers.

6-3 Investors’ Priority Rights in the event of a Reserved Primary Issue

In addition to the right to maintain their level of Participation, the Investors shall have a right of priority, over any third party, to subscribe to any capital increase or issue of Transferable Securities other than Shares (excepting stock options and specific stock-options reserved for the Company’s employees and directors), planned by the Company, this right applying proportionally to the Participation of each Investor within the total Participation of Investors.

Consequently, whenever this type of capital increase or issue of Transferable Securities is planned with the suppression of preferential subscription rights, the Chairman of the Executive Board shall inform the Investors of all of its characteristics and of the date set for the Company’s General Meeting to approve the issue (the “Notification of Primary Issue”) 10 Days at least before the convocation to this Meeting.

Each Investor disposes of 10 Days, following the Notification of the Primary Issue, to make known its notice, this notice being without prejudice to the Investor’s vote at the General Meeting or to the Investor’s right to exercise all or part of its Ratchet equity warrants. The Primary Issue shall consequently be reserved for Investors having made the request and at the amount of that request; the balance of this primary issue may be reserved for any Third Party.

Otherwise, Shareholders having approved, in an extraordinary general meeting, a resolution which does not respect the priority right of Investors, agree to sell to Investors who so request, within sixty (60) days from the realization of the Primary Issue, the number of Transferable Securities necessary so that, in addition to the Transferable Securities which they hold at the time of the exercise of the option thus granted, the Participation of each Investor be equal to its Participation before the realization of the issue of such Transferable Securities.

In any event, no Primary Issue may be reserved for a Third Party without the express prior commitment to adhere to the Shareholder Agreement as a Founder, excepting express prior consent by the Investors for an adhesion to the Shareholder Agreement on behalf of the Third Party.

Furthermore, any issue of Securities giving access to the Company’s capital shall be carried out pursuant to the provisions or Article 7.

In any event, if the Company issues Transferable Securities without the prior and express consent of each of the Investors, and if this might, whether immediately or upon maturity:

•	lead to a Change of Control of the Company,

•	lead to a Third Party or a Shareholder taking of Control of the Company as defined in Section 4-1 above, or

•	lead to a dilution of the Investors’ interest in the Company’s capital, on the understanding that any issue of Transferable Securities involving the maintenance of the preferential subscription right of shareholders is not considered to be a transaction that could give rise to a dilution of the Investors’ interest in the Company’s capital, even if the Investors individually waive the right to exercise their preferential subscription right.

The Signatories who gave their agreement to the operation shall be jointly and severally liable for acquiring the Transferable Securities belonging to the Investors who have not consented to the transaction, under the conditions stipulated in Article 4.

The purchase price of the Transferable Securities belonging to these Investors shall be equal to the price set by the issue conditions of said Securities. Should the Investors fail to agree on this price, it shall be determined by an expert, who will be appointed and will carry out his duties in accordance with the conditions defined in Section 10-3 below.

ARTICLE 7 – SPECIFIC COMMITMENTS BY STÉPHANE SCHMOLL, MARC VERDET AND THE FOUNDERS

7–1 Mssrs. Stéphane Schmoll and Marc Verdet undertake to devote all of their professional activity to the development of the Company and its subsidiaries as long as they have an employment contract or an authorization to represent the Company or its subsidiaries, during the entire term of the Agreement.

However, with the consent of the Investors possessing more than 95% of the Transferable Securities belonging to the Investors, Mssrs. Stéphane Schmoll and Marc Verdet may each be authorized to exercise other activities, in particular in the LoJack Group.

Mssrs. Stéphane Schmoll and Marc Verdet represent that they do not represent and are not the auditor of a company other than the Company or its subsidiaries.

7–2 In addition, Mssrs. Stéphane Schmoll and Marc Verdet undertake to refrain from collecting remuneration or indirect benefits from the Company or from its subsidiaries other than the remuneration, benefits and ancillary amounts allocated to him as employee or company representative.

Mr. Stéphane Schmoll undertakes to refrain — except with the express prior consent of Investors possessing more than 95% of the Transferable Securities belonging to the Investors — from taking any interest in, in any way whatsoever, whether directly or indirectly, in particular as employee, director, member of the supervisory board, executive, adviser or other, whether or not for consideration, any company or group exercising an activity that competes with, or is similar or analogous to that of the Company or one of its subsidiaries. Mssrs. Stéphane Schmoll and Marc Verdet further undertake not to hold a direct interest, or indirect interest within the meaning of Article L 233-4 of the Commercial Code, in the capital of a company or group exercising such an activity, without prejudice to the right to hold an interest of less than 5% in the capital of a company whose shares are listed on a French or foreign regulated market.

Mssrs. Stéphane Schmoll and Marc Verdet shall be bound by this commitment for the entire period during which one and/or both an employee or representative of the Company, and during a period of twelve months from the date of the termination of their employment contract or their authorization to represent the Company.

7-3 Each member of the Group of Founders represents, as far he/she/it is concerned:

•	not having registered or acquired copyrights, patents, trademarks and other industrial or intellectual property rights relating directly to the Activity of the Company, or any of its subsidiaries,

•	not having concluded agreements relating to a copyright, an industrial or intellectual property right, or to knowledge or know-how, whether or not patentable, relating directly or indirectly to or that could be useful for the Activity of the Company or any of its subsidiaries.

Each member of the Group of Founders further undertakes:

•	not to file or acquire copyrights, patents, trademarks and other industrial or intellectual property rights relating directly to the Activity of the Company, or any of its subsidiaries,

•	not to conclude agreements relating to a copyright, an industrial or intellectual property right, or to knowledge or know-how, whether or not patentable, relating directly or indirectly to or that could be useful for the Activity of the Company or any of its subsidiaries.

Mssrs. Stéphane Schmoll and Marc Verdet further undertake not to take out, purchase or file in their personal name any patents, trademarks or other industrial or intellectual property rights, relating directly or indirectly to, or that could be useful for the Business or any of its subsidiaries. These transactions may be carried out in the name of the Company itself.

Thus, the Company shall make its best endeavors to ensure that each employee, prior to starting work with or being appointed by the Company, makes a commitment by which he will transfer to the Company all of the Property Rights relating to the work that he carries out within the framework of his job and/or his duties. Any patents resulting from the Company’s activity shall be filed in the Company’s name.

7-4 Finally, Mssrs. Stéphane Schmoll and Marc Verdet each undertakes, in the event that they resign from their position with the Company, or in case of dismissal for serious default, within eighteen (18) months from the signature hereof, to transfer all of the Transferable Securities that they hold or will have subscribed at the Extraordinary General Meeting of December 15, 2003, as follows:

•	for Marc Verdet:

at a price set by an expert according to the conditions set out in Section 10-3;

•	for Stéphane Schmoll:

at a price set by an expert according to the conditions set out in Section 10-3, less a percentage to be determined as follows:

•	in the event the resignation occurs between the first and sixth months inclusive following the execution of the Agreement, the discount will equal 75% of the price set by the expert;

•	in the event the resignation occurs between the seventh and twelfth months inclusive following the execution of the Agreement, the discount will equal 60% of the price set by the expert;

•	in the event the resignation occurs between the thirteenth and eighteenth months inclusive following the execution of the Agreement, the discount will equal 45% of the price set by the expert.

For the purposes of this paragraph, any cessation of functions resulting from death, or due to permanent partial disablement of at least 25% (as determined by Social Security legislation) shall not be considered as resignation if definitive. However, in the event of illness or accident giving rise to any work disablement of less than 25%, the Signatories agree to examine together in good faith, and, if necessary, to amend the above provisions. Similarly, for the purposes of this paragraph, in the event that Mr. Stéphane Schmoll or Mr. Marc Verdet ceases his functions due to the death or serious illness of his wife or one of his children, it shall not be considered as resignation.

The Investors shall have six (6) months after the cessation of Mr. Stéphane Schmoll’s or Marc Verdet’s functions to exercise their purchase option by registered mail with notice of receipt. The Investors shall divide the Transferable Securities to be acquired in proportion to their irrevocable rights and rights to apply for any remainder, as defined in Section 3-2-2 above, unless there is an agreement to the contrary between them.

Moreover, any person of the Investors’ choice may acquire the Transferable Securities belonging to Mr. Stéphane Schmoll or Mr. Marc Verdet in their stead.

It is expressly stipulated that the Investors’ exercise of the purchase options held by them pursuant to this paragraph shall not be considered to have produced a Change of Control.

7-5 In the event of authorization to sell granted to an internationally reputed merchant bank, the Company’s Executive Board and Stephane Schmoll undertake to cooperate fully, to provide all documents related to the Company and, more generally speaking, to take all necessary steps to duly ensure the performance of the authorization to sell.

7-6 The Company owes LoJack certain amounts due under the License Agreement: pursuant to the provisions of Amendment no. 2 of the License Agreement executed today, the Executive Board agrees to proceed with the settlement of these debts toward LoJack as soon as possible after December 22, 2003, and in any event before December 31, 2003.

ARTICLE 8 –CONTROLLED COMPANIES

8-1 Mssrs. Stéphane Schmoll and Marc Verdet undertake to obtain from all companies that they control or may come to control, directly or indirectly, together or individually, [an agreement] that they will maintain normal competitive commercial or financial relations with the Company and its subsidiaries, whether current or future.

8-2 Furthermore, each Signatory agrees to notify all other Signatories within 10 days of any Change of Control affecting it.

ARTICLE 9 – FLOTATION

9-1 In the event that the Shares are floated on any regulated market belonging to a French or foreign stock market, the Group of Founders acknowledges that the members of the Group of Investors are entitled to put on the market, on the introduction date and in proportion to their interest, a share of the Transferable Securities offered to the public.

9-2 Mssrs. Stéphane Schmoll and Marc Verdet undertake to refrain from floating the shares of a company controlled by the Company or of a company that controls the Company on a French or foreign regulated market; any flotation shall relate to the Transferable Securities, unless the prior, express agreement of each of the Investors is obtained.

9-3 The Investors shall consult the Group of Founders the Investors as regards to the choice of the bank in charge of the listing and the other services suppliers in relation with such listing.

ARTICLE 10 – FORCED EXECUTION, PROCEDURE AND EXPERTISE

10-1 Forced execution

10-1-1 Exercise of the right of pre-emption

If the right of pre-emption referred to in Article 3, and in Section 4-1-2, is exercised, the sale may be made binding on the Company by handing over to the latter and to the joint representative referred to in Article 13 below, an original hereof and any documents proving that the Investors have exercised this right in the forms and timeframes stipulated and that the sale has therefore taken place.

However, if the transferors fail to perform, the Signatories shall be entitled to:

•	pay the acquisition price of the Transferable Securities in person to a third party depository — whose identity and address shall be notified to the transferors and to the joint representative referred to in Article 13 below. The depository shall then be responsible for submitting this sum to the transferors in exchange for the duly signed transaction orders.

•	have a court appoint a representative, whose function will be to officially record the sale and to sign all transaction orders or other legal instruments and documents needed to make the sale binding on the Company.

10-1-2 Exercise of the right of withdrawal

In case of default by the Assignors following the exercise of the right of withdrawal referred to in Section 4-1-2, the Signatories having exercised this right shall be entitled to:

•	place the duly signed transaction orders in person with a third party depository, whose identity and address shall be notified to the Assignors and to the joint representative referred to in Article 13 below. The depository shall then submit them to the buyers in exchange for payment of the price.

•	send notice to the Assignors to pay the price to said third party depository within fifteen (15) days.

Thereafter, each of the Signatories who intends to exercise his right of withdrawal shall have the option to waive this right and to acquire the Transferable Securities in the quantities, under the conditions and within the timeframe set out below.

To this end, the defaulting Assignors undertake, jointly and severally, to transfer to each of the Signatories who so requests the number of the Transferable Securities needed, such that together, they hold (depending on their preference) either 34% or 51% of the capital or voting rights of this Company.

Said purchase option shall be exercised first of all over the Shares and then, only on an ancillary basis and if necessary, over the Transferable Securities that carry the right, whether immediate or deferred, to subscribe to or be allotted these Shares.

If the purchase option follows the exercise of the right of withdrawal stipulated in Section 4-1-2 concerning the Transferable Securities of the same category as those that have been transferred to a Third Party, the transfer price shall be equal to that proposed by the Third Party or resulting from the Transfer conditions.

If the purchase option relates to another category of Transferable Securities, and in the absence of an agreement, the price shall be set by an expert who shall be appointed and shall exercise his functions in accordance with the conditions defined in Section 10-3 below.

Those Signatories who intend to exercise this right must communicate this intention to the Assignors within thirty (30) days from the expiration of the period of fourteen (14) days stipulated in the first paragraph above, after notice has been given and gone unheeded. This notification must indicate the distribution, between the Signatories, of the Company’s Transferable Securities that they will be entitled to acquire. If this breakdown is not indicated or if there is a disagreement between the Signatories, their right in respect of the purchase option shall be exercised in accordance with the conditions defined in sub-paragraph 5 of Section 3-2-2.

Thereafter, those Signatories who initially exercised their right of withdrawal may only continue the execution thereof under the ordinary law.

If the purchase option is exercised, the securities shall be transferred to the Signatories having exercised this purchase option upon notification of the exercise of said right. The transaction orders and any other necessary documents must be submitted to the transferees within thirty (30) days of this notification or, if an expert’s report is prepared, within thirty (30) days of the submission of the expert’s report.

The provisions of Section 11-1-1 above shall apply in the event the Assignors fail to satisfy their obligations.

10-2 Procedure

For the implementation of the Agreement:

•	all notification shall be made by registered mail with notice of receipt or by extra judicial process,

•	all notifications shall be deemed to have been made as required, as the case may be, to each of the Investors (or to their representative referred to in Article 12), or to the representative of the Group of Founders (as indicated in Article 12),

•	and copies of all notifications must be sent to the Agreement’s manager.

10-3 Expert’s report

Where the Agreement provides for an expert’s report to determine the price of the Transferable Securities to be transferred hereunder, this price shall be set by an expert appointed in accordance with Article 1843-4 of the French Civil Code.

Any shareholder who notifies his intention to request an expert’s report must, within fourteen (14) days of this notification, propose an expert to the other party. If, within fourteen (14) days, the proposed expert has not been approved by the other party, or if more than one party has made such a request, and an agreement is not reached regarding the choice of a single expert, the expert shall be appointed by the court on the application of either party.

From the date of his appointment, the expert shall have forty-five (45) days — except in the case of an extension decided jointly between all of the parties concerned — to carry out his duties and to submit his report simultaneously to all of the parties. This report shall not be subject to any particular formalities. However, the expert shall, prior to submitting his final report, send a draft report to all the parties so that they may make any observations that they consider useful. The expert, without accepting these observations, shall be bound to reply to them. The final report shall only be drawn up once the expert has replied to all the observations which he has received within 8 Days of the submission of the draft report.

The expert must indicate the value of the Company and the unit price of the Shares shall be equal to this value, divided by the number of Shares comprising the Diluted Capital on the transfer date.

The expert’s decision shall not be appealed in any way.

If the expert is prevented from doing his work in any manner, a new expert shall be appointed in accordance with the conditions set out in the second paragraph of this section.

The expert’s fees shall be borne equally between the parties in question.

ARTICLE 11 – CONDITIONS FOR THE TRANSFER OF TRANSFERABLE SECURITIES

For the purposes of this Agreement, transferees shall acquire full title to the Transferable Securities, free of any pledge or other impediment, and with full rights as of the date that the sale will be deemed to have occurred, on the expiration of any deadline for waiving or exercising a right.

Except for the provisions of Articles 3, 4 and 5 or a different agreement, the price of the Transferable Securities shall be paid in cash, in exchange for transaction orders and any other necessary documents.

The Parties have expressly agreed that the members of the Group of Investors — in the event that the Transferable Securities belonging to them are transferred, whether following the exercise of their right of withdrawal or otherwise – shall not be required to give or to participate in any guarantee whatsoever, granted by the Assignors. The consequences for the transfer price of the Transferable Securities belonging to the Investors and the other Signatories not participating in the guarantee granted by the Assignors shall be determined by joint agreement on the Transfer date.

For information purposes, it is hereby specified that the venture capital mutual funds which are not subject to the simplified procedure are forbidden by regulations from granting guarantees in respect of liabilities.

Article 12 – Representations

12-1 Representation by members of the Group of Founders

To facilitate the Signatories’ mutual relations, the members of the Group of Founders agree that for all procedures provided for in the Agreement (notification of transactions, exercise of pre-emptive or withdrawal rights, performance of obligations in respect of sale, acceptance and provision of information, etc.), Mr. Jean-Jacques Schmoll, the principal representative, and Mr. Xavier Gérard the deputy representative, shall validly represent them for the exercise of their rights and obligations with regard to the other Signatories. In the event the principal representative is unable to carry out his duties, the deputy representative shall become the principal representative and shall notify to all of the Signatories and the manager of the Agreement the identity of the new deputy representative within 30 days.

12-2

Representation of the Siparex Group

To facilitate the Signatories’ mutual relations, the members of the Siparex Group agree that for all procedures provided for in the Agreement (notification of transactions, exercise of pre-emptive or withdrawal rights, performance of obligations in respect of sale, acceptance and provision of information, etc.) that Sigefi Ventures Gestion shall validly represent them for the exercise of their rights and obligations with regard to the other Signatories.

ARTICLE 13 – JOINT REPRESENTATIVE / MANAGER OF THE AGREEMENT

To guarantee the exercise of the Signatories’ mutual rights and to ensure full efficacy of the Agreement, each of the members of each group agrees to delegate to the Supervisory Board the appointment, Mr. Didier Chambeau (the “Joint Representative”), 47, rue de Monceau, 75008 Paris, has been made in charge of the management of the Agreement.

In his capacity as manager of the Agreement, who has been specially mandated by the Signatories for the entire term set in Article 14 below, the Joint Representative:

•	shall see that the Shareholders’ accounts opened by the Company mention the restrictions encumbering the Signatories’ Transferable Securities pursuant to this Agreement,

•	shall be solely empowered to receive transfer orders sent by a Signatory and to forward same for execution to the Company,

•	shall only give the Company instructions to register a transfer order after it has checked the legality of said transfer order in the light of undertakings contained in the Agreement and after he has checked that the procedures have been followed so that the order may be properly executed.

This mandate shall relate to the management of all Transferable Securities owned by the Signatories.

The Joint Representative may terminate his assignment at any time, subject to at least three months’ notice to each of the Signatories. If a new joint representative has not been appointed at the end of such notice period, the first Signatory to act may submit an application to the presiding judge of the Court with territorial jurisdiction at the registered office address seeking the appointment of a new joint representative.

ARTICLE 14 – TERM AND SCOPE OF THE CLAUSES

14-1 The Agreement is effective on the date of the present and it shall apply for a ten (10)-year term. If the Investors still own all of the Transferable Securities at the end of this first period, the Agreement shall automatically and by operation of law be renewed for a further 10-year period and so on, at the end of each period.

It shall terminate with regard to any Signatory who transfers all of his Transferable Securities, but only as from the date on which he has fulfilled all of his obligations and all of his rights have been satisfied.

The Transfer to a Third Party or to one of the Signatories of all of the Transferable Securities owned by one of the Signatories shall not cause termination of the Agreement with regard to the other Signatories, without prejudice to each of the Investors’ right to exercise, if applicable, its withdrawal right pursuant to Article 4.

The takeover of the Company by another company shall not cause the termination of the Agreement, which shall still be valid between the Signatories for the Transferable Securities issued by the acquiring company.

However, it shall be terminated by operation of law on the date the Shares are listed on a regulated stock market.

14-2 None of the clauses of the Agreement has a decisive effect on the whole of the Agreement such that the nullity of one or more of such clauses shall not result in the nullity of the whole of the agreement.

14-3 None of the Signatories may transfer the Transferable Securities, even if the Transfer is authorized by the other Signatories, without the transferee, if he is not already a party to the Agreement, expressly becoming a member of the transferor’s group and without assuming in writing all of the obligations hereunder and complying with its provisions on the same terms as if he had been a Signatory from the outset.

14-4 With the exception of the License Agreement, the memorandum of understanding entered into between certain holders of class A shares, this Agreement replaces and supersedes the shareholders’

agreement of November 26, 2001, as amended by a supplementary clause November 27, 2001 and all other previous undertakings between the shareholders.

ARTICLE 15 – APPLICABLE LAW – JURISDICTION

This Agreement is subject to French law for its application and performance.

Any dispute relating to the interpretation or performance of this Agreement shall, failing an amicable settlement between the Parties, be submitted to the Commercial Court of Paris.

ARTICLE 16 – ADDRESS FOR SERVICE

For performance of this Agreement, each of the Signatories shall designate an address for service at his home address or registered office or, where applicable, at the address of his representative, as provided in Article 12.

Executed in sixteen (16) original copies,

In Paris, December 15, 2003

Mr. Jean-Jacques Schmoll	Mrs. Jacqueline Schmoll Represented by Jean-Jacques Schmoll

Mr. Stéphane Schmoll	Mrs. Evelyne Schmoll Represented by Florence Kossoff Schmoll

Mr. Luc Chambon	Mr. Jules Bernard Sussmann

Mr. Jean Bousquet Represented by Florence Kossoff

Colebrook Represented by Stéphane Schmoll	Stockval Represented by Xavier Gérard

Mr. Xavier Gérard	Mr. Eric Gérard Represented by

Mr. Louis Gérard Represented by	Mr. Jacques Gérard Represented by

Mrs. Anne-Marie Gérard Represented by	Mrs. Chantal Lahalle Represented by

Mr. Laurent Marnier Represented by	Mr. Edouard Courtial Represented by

Project Management Services Represented by Florence Kossoff	CP Long Terme Represented by Jean-Jacques Schmoll

Indivision Tardy-Joubert Represented by Florence Kossoff	Mr. Roland de Malherbe Represented by

Mr. Xavier Vergeade Represented by Stéphane Schmoll	Mr. Fred Ullmo Represented by Florence Kossoff

Mrs. Florence Kossof	Lixcam Inc. Represented by Xavier Gérard

Mr. Hervé Ripault	Mr. Pierre Dariot Represented by

Mr. Philippe de Fontenay Represented by Hervé Ripault	Mr. Arthur de la Grandière Represented by

Mr. Pierre de Croisset Represented by	Mr. Philippe Embiricos Represented by Xavier Gérard

Mr. Gilles Rouchie Represented by	Mr. Xavier Lépine Represented by

Scorpion Nominees Ltd. Represented by	Mr. Neville Cook Represented by

Mr. Hugues Lamotte Represented by Xavier Gérard

Mr. Charles Durand Represented by Jules Bernard Sussmann	Mr. Charley Hannoun Represented by Florence Kossoff

Mr. Dominique Fauve Represented by	LoJack Inc. Represented by

EADS Telecom SAS Represented by Remy Blain	Sigefi Ventures Gestion Represented byMichel Faure

Siparix Croissance Represented byMichel Faure	Siparex Développement Represented byMichel Faure

Crédit Lyonnais Private Equity Represented by	BNP Paribas Développement Represented by

Viveris Management Represented by	Tracker Network UK Represented by

Innoven Partenaires Represented by Thomas Balland	A Plus Finance Represented by Niels Court-Payen

Marc VERDET	Arnold Raicher Represented by Stéphane Schmoll

Mercure Epargne Longue Represented by Jean-Jacques Schmoll	Valerap Patrimoine Represented by Jean-Jacques Schmoll

Hervé Hirt Represented by Florence Kossoff	Olivier Chevrillon Represented by Jean-Jacques Schmoll

Nathalie Bovard Represented by Jean-Jacques Schmoll	Christine Gérard Represented by Xavier Gérard

Jacques de Panisse Passis Represented by	Yann Houdré Represented by

Traqueur SA Represented by Marc Verdet

APPENDIX A

Copy of the License Agreement

Granted by LoJack September 1, 1997

Copy of Amendment no. 1 of November 6, 2001

Copy of Amendment no. 2 of December 15, 2003

APPENDIX B

BUSINESS PLAN